Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-149572 on Form S-8 of our report dated February 26, 2009 (October 5, 2009 as to the effects of the restatement discussed in Note 15), relating to the consolidated financial statements of Advanced Analogic Technologies, Inc. and subsidiaries (the “Company”) which report expresses an unqualified opinion and includes explanatory paragraphs relating to a) the Company’s adoption of Financial Accounting Standards Board Interpretation No. 48, Accounting for Uncertainty in Income Taxes — an Interpretation of FASB No. 109, and b) the restatement of the consolidated financial statements for the years ended December 31, 2008, 2007 and 2006, and our report relating to the effectiveness of the Company’s internal control over financial reporting dated February 26, 2009 (October 5, 2009 as to the effects of the material weakness described in the third paragraph of Management’s Report on Internal Control Over Financial Reporting (as revised)), which report expresses an adverse opinion on the effectiveness of internal control over financial reporting because of a material weakness, appearing in this Annual Report on Form 10-K/A of Advanced Analogic Technologies, Inc. for the year ended December 31, 2008.

/s/    DELOITTE & TOUCHE LLP

San Jose, California

October 5, 2009